REDEMPTION AGREEMENT AND RELEASE

This Redemption Agreement and Release (the “Agreement”) is dated as of July ___, 2007 and is made by and between _______________ (the “Purchaser”) and Manaris Corporation, a Nevada corporation (the “Company”).

WHEREAS, the Company issued to the Purchaser an aggregate of $[_________] principal amount of Series B Subordinated Secured Convertible Promissory Notes (collectively the “Notes”), and an aggregate of $[_________] principal amount of Original Issue Discount Series B Subordinated Secured Convertible Promissory Notes pursuant to the Note and Warrant Purchase Agreement (the “Purchase Agreement”) dated August 11, 2006 (collectively the “OID Notes”);

WHEREAS, the Company issued to the Purchaser an aggregate of [_________] four year warrants to purchase shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), exercisable at $0.45 per share (collectively the “Series Z Warrants”), and an aggregate of [_________] four year warrants to purchase shares of the Company’s Common Stock exercisable at $0.65 per share (collectively the “Series Y Warrants;” the Series Y Warrants and the Series Z Warrants, shall collectively be referred to as the “Warrants”); the Warrants, the Notes and the OID Notes shall collectively be referred to as the “Securities”);

WHEREAS, the Company desires to purchase from the Purchaser (i) all of the Notes, (ii) all of the OID Notes, and (iii) Warrants which represent 50% of the Series Z Warrants and 50% of the Series Y Warrants pursuant to the terms set forth herein; and

WHEREAS, the Company desires to (a) reduce the exercise price of (i) Series Z Warrants held by the Purchaser from $0.45 to $0.11, and (ii) Series Y Warrants held by the Purchaser from $0.65 to $0.11, and (b) provide for Section 4 of the Warrants as applicable to the remaining Warrants held by the Purchaser to be considered null, void and no longer applicable, such that, except as provided in this Agreement, there shall not be any additional adjustment of the exercise price of the Warrants.

NOW, THEREFORE, in consideration of the mutual conditions and covenants contained in this Agreement, and for other good and valuable consideration, the sufficiency and receipt of which is hereby acknowledged, it is hereby stipulated, consented to and agreed by and among the Purchaser and the Company as follows:

1. The Company and the Purchaser agree that (i) the outstanding principal balance of the Notes and all interest accrued and unpaid thereon is $[_________] (the “Outstanding Notes”), (ii) the outstanding principal balance of the OID Notes and all interest accrued and unpaid thereon is $[_________] (the “Outstanding OID Notes”), (iii) the Purchaser is the holder of [_________] Series Z Warrants, and (iv) the Purchaser is the holder of [_________] Series Y Warrants.

2. (a) Upon execution of this Agreement, the Purchaser shall surrender and return to the Company via overnight delivery the original Notes, the OID Notes, and Warrants to the following address: Manaris Corporation, 400 boul. Montpellier Montreal, Quebec, Canada H4N 2G7, attention Tony Giuliano;

(b) Upon execution of this Agreement, the exercise price of the remaining balance of the Series Z Warrants held by the Purchaser shall be reduced from $0.45 to $0.11, and the exercise price of the remaining balance of the Series Y Warrants held by the Purchaser shall be reduced $0.65 to $0.11 (collectively the “New Exercise Price”);

(c) Within three (3) days of execution of this Agreement, the Company shall delivery to the Purchaser via overnight delivery the remaining balance of the Warrants reflecting the New Exercise Price; and

(d) Upon execution of this Agreement, Section 4 of the Warrants as applicable to the remaining Warrants held by the Purchaser shall be considered null, void and no longer applicable, such that, except as provided in this Agreement, there shall not be any additional adjustment of the exercise price of the Warrants.

3. Within three (3) business days from execution of this Agreement and upon receipt of the original Securities, the Company shall pay, or shall instruct its authorized agents to pay, to the Purchaser the sum of $_____________, equal to One Hundred and Six (106%) Percent of the aggregate principal amounts of the Outstanding Notes and the Outstanding OID Notes, by wire transfer to the Purchaser’s bank and account as set forth on Schedule A hereto.

4. In consideration of the foregoing, the Purchaser releases and discharges the Company, the Company’s officers, directors, principals, control persons, past and present employees, insurers, successors, and assigns (the Company “Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Company Parties ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release arising under the Securities.

5.  In consideration of the foregoing, the Company releases and discharges the Purchaser, the Purchaser’s officers, directors, principals, managers, control persons, past and present employees, insurers, successors, and assigns (the “Purchaser Parties”) from all actions, cause of action, suits, debts, dues, sums of money, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands whatsoever, in law, admiralty or equity, which against the Purchaser Parties ever had, now have or hereafter can, shall or may, have for, upon, or by reason of any matter, cause or thing whatsoever, whether or not known or unknown, from the beginning of the world to the day of the date of this Release arising under the Securities.

6. The Company and the Purchaser each understand and agree that this Agreement (including all of its terms) is forever deemed confidential between them. Except as required under the statutes, rules or regulations of any federal or state government, government agency or court of competent jurisdiction, each of the Company and the Purchaser, and their respective counsel, shall not disclose or divulge any of the matters underlying this Agreement, or any of the terms or substance of this Agreement to others.

  All inquiries, if any, regarding the other party’s performance shall be responded to promptly. Each party shall furnish the other party with a written copy of each and every written response; or, if such response was oral the date, time and person to whom a response was given.

7. All parties acknowledge and represent that: (a) they have read the Agreement; (b) they clearly understand the Agreement and each of its terms; (c) they fully and unconditionally consent to the terms of this Agreement; (d) they have had the benefit and advice of counsel of their own selection; (e) they have executed this Agreement, freely, with knowledge, and without influence or duress; (f) they have not relied upon any other representations, either written or oral, express or implied, made to them by any person; and (g) the consideration received by them has been actual and adequate.

8. This Agreement contains the entire agreement and understanding concerning the subject matter hereof between the parties and supersedes and replaces all prior negotiations, proposed agreement and agreements, written or oral. Each of the parties hereto acknowledges that neither any of the parties hereto, nor agents or counsel of any other party whomsoever, has made any promise, representation or warranty whatsoever, express or implied, not contained herein concerning the subject hereto, to induce it to execute this Agreement and acknowledges and warrants that it is not executing this Agreement in reliance on any promise, representation or warranty not contained herein.

9. This Agreement may not be modified or amended in any manner except by an instrument in writing specifically stating that it is a supplement, modification or amendment to the Agreement and signed by each of the parties hereto.

10. Should any provision of this Agreement be declared or be determined by any court or tribunal to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be severed and deemed not to be part of this Agreement.

11. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of laws. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the state courts of New York or in the federal courts located in the state of New York. Both parties and the individuals executing this Agreement and other agreements on behalf of the Company agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

12. This Agreement may be executed in counterparts, each of which, when all parties have executed at least one such counterpart, shall be deemed an original, with the same force and effect as if all signatures were appended to one instrument, but all of which together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first indicated above.

Name of Purchaser:
[___________________________]

By:
Name:
Title:

MANARIS CORPORATION

By:
Name:	John G. Fraser
Title:	Chief Executive Officer

Schedule A

Bank:

Branch Address:

Account Name:

Account Number:

Routing Number:

Remark:	Manaris Corporation/Redemption of Securities